AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT (the “Amendment No. 1”), is entered into as of April 1, 2015 by and between Third Point Reinsurance Ltd., a Bermuda company (the “Company”), and Daniel V Malloy (the “Executive”).
WHEREAS, the Company and the Executive entered into a certain Employment Agreement dated as of January 23, 2012 (the “Employment Agreement”); and
WHEREAS, in consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Amendment No. 1 to the other, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend the Employment Agreement on the terms set forth below;
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    Section 3(a), Base Salary, of the Employment Agreement shall be amended to read as follows:
“3 (a) Base Salary. With effect from April 1, 2015, during the Employment Term, in full consideration of the performance by the Executive of the Executive’s obligations hereunder (including any services as an officer, director, employee, or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $700,000 per year, payable in accordance with the normal payroll practices of the Company then in effect.”
2.     Section 3(f) (i), Perquisites, of the Employment Agreement shall be amended to read as follows:
“3 (f) Perquisites.
(i)Housing. During the Employment Term and while the Executive’s principal place of employment is Bermuda, the Executive shall be entitled to a housing allowance in an amount equal to $8,150.00 per month. In addition, the costs of electricity, cable and internet incurred by the Executive shall be paid directly or reimbursed (as applicable) by the Company. The Company shall reimburse the Executive for any income taxes incurred by the Executive as a result of any payment from the Company pursuant to this Section 3(f)(i) (including taxes imposed on the reimbursement payment itself). Any such reimbursement payments shall be made no later than twelve (12) months following the end of the fiscal year in which the related expense is incurred.”
1.    The parties hereto agree that except as specifically set forth in this Amendment No. 1, each and every provision of the Employment Agreement shall remain in full force and effect as set forth therein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to Employment Agreement to be executed, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.
THIRD POINT REINSURANCE LTD.
By:     /s/ John R. Berger
__________________________________
Name: John R. Berger
_______________________________
Title: Chairman and Chief Executive Officer
________________________________

By:     /s/ J. Robert Bredahl
__________________________________
Name: J. Robert Bredahl
_______________________________
Title: President and Chief Operating Officer
________________________________

EXECUTIVE

/s/ Daniel V. Malloy
________________________________________
Daniel V. Malloy